UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 24, 2021, Legion issued the following press release:

Legion Partners Highlights the Need for Credible ESG and DEI Initiatives at Genesco Following Superficial Pledges and Years of Neglect

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the below statement regarding the Company’s Environmental, Social and Governance (“ESG”) and Diversity, Equity and Inclusion (“DEI”) opportunities. As a reminder, Legion Partners is seeking to elect its four highly-qualified and independent nominees to the Company’s Board of Directors (the “Board”) at the upcoming Annual Meeting of Shareholders (the “Annual Meeting”) on July 20, 2021. Learn more about how to vote on the WHITE proxy card to elect Legion Partners’ nominees by visiting www.GCOForward.com.

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After careful consideration of the issues plaguing Genesco, Legion Partners nominated Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel to replace certain long-serving Board members at this year’s Annual Meeting. We have spent months evaluating the Company’s conglomerate structure, executive compensation practices, operations and leadership. We believe it is important at this point in the election contest to highlight one of our core findings: Genesco lacks a credible ESG program and legitimate DEI policy despite its recent claims.

We encourage shareholders not to be fooled by the current Board’s seemingly reactionary commitments and superficial statements following our nomination. In our view, the Company’s newly announced ESG program and creation of a subcommittee represent a completely disingenuous ploy. The reality is Genesco has neglected this critical driver of shareholder value for years – even in the direct aftermath of widespread social unrest in 2020.

While most public companies have moved decisively to implement ESG programs and DEI policies in recent years, we find it concerning that Genesco did not disclose any notable commitments until June 7, 2021. This is the case even though Genesco’s customer base is comprised of many younger, socially-aware constituencies. It did not surprise us to learn that most of the Company’s retail peers have already demonstrated progress against ESG and DEI benchmarks and have been reporting progress to stakeholders for extended periods. This leads us to question why ESG and DEI were not prioritized by this Board in the past.

In contrast to the incumbents, our nominees are energized to spearhead robust ESG and DEI initiatives. We believe that maintaining these initiatives is no longer just a “nice-to-have” – instead, it is absolutely necessary and directly tied to corporate success. Our nominees are eager to work alongside the remaining incumbents to implement measurable ESG and DEI strategies that include specific initiatives, practices and key performance indicators.

Public Filings Show Genesco’s ESG Program is Completely Reactionary in Nature

We believe that Genesco’s recently announced ESG initiatives were only included in the June 2021 proxy statement to try to mitigate potential blowback and score points with large institutional shareholders during this election contest. Despite claiming that the Company has “made it a priority to operate with high ethical standards” for 95 years, the truth is that there was no material or substantive reference to the Company’s consideration of ESG matters in any public filing prior to June 2021. Additionally, there were few mentions of “equity” and “inclusion” and nothing pertaining to DEI in any of the Company’s proxy statements over the past decade.

In stark contrast, Genesco’s June 2021 proxy mentions the word “diversity” nearly 20 times and dedicates an entirely new section to “Diversity, Equity and Inclusion and Employee Engagement.” Not only does the inclusion of this language in the Company’s 2021 proxy seem like a disingenuous knee-jerk reaction, but we believe that the substance rings hollow:

WHAT GENESCO SAYS	WHAT GENESCO HAS ACTUALLY DONE

Formed a subcommittee of our nominating and governance committee (the ‘ESG Subcommittee’) to provide oversight of the Company’s environmental, health and safety; diversity, equity and inclusion; corporate social responsibility; corporate governance and sustainability initiatives (‘ESG matters’).[1]

This subcommittee was first disclosed on June 7, 2021. This subcommittee has not set a specific strategy, recommended policies or overseen adequate monitoring and reporting of initiatives to our knowledge.

Joanna Barsh and Thurgood Marshall Jr. are members of the ESG Subcommittee despite their clear lack of prior ESG and DEI experience.

Perhaps most confounding is the fact that Mr. Marshall heads the subcommittee when ISS has recommended against his re-election four years in a row at another public company due to material governance failures.

At Genesco, we take the responsibility of combating climate change very seriously. That is why we are working to minimize our environmental footprint across all segments of our operations. We have identified five key areas that we believe will give us the most efficient strategy for bringing about real, effective change:

(1) Lessening Greenhouse Gases, (2) Limiting Non-renewable Energy Consumption, (3) Reducing Water Use, (4) Diverting Waste from Landfills, and (5) Reducing Packaging Materials and Waste

Genesco’s Journeys business utilizes wasteful packaging practices, including split shipments. Split shipments are not only costly and commonly result in unhappy customers, but they are also an incredibly environmentally unfriendly business practice.

Efficiency and ESG issues stemming from split shipments include inflated shipping costs, extra labor in each location, wasteful packaging, increased carbon footprint and sloppy execution for customers.

1 Source: The Company’s June 2021 Proxy Statement (link).

The Company provides multiple avenues for employees to share ideas or report concerns about equality and inclusion including a dedicated email mailbox […]

The Company routinely conducts annual employee engagement surveys, and we remain committed to listening to and learning from our employees. We are also committed to our employees’ personal and professional development and well-being.

It is encouraging to see that Genesco has set up a mechanism to collect input from employees, but what is lacking here is transparency about how employee feedback is acted on and implemented.

Beyond just listening to employees, our nominees believe it is necessary for Genesco to 1) analyze findings, 2) share the data (while protecting anonymity) with management and the Board, and 3) take decisive action to address concerns raised. This type of policy should be disclosed and shared with shareholders.

It seems clear to us that there is a threat of poor governance that has persisted under this interconnected, long-tenured Board. Specifically, two of the directors we are seeking to replace are long-standing members and leaders of the Board’s Compensation Committee, Nominating and Governance Committee and the newly formed ESG Subcommittee:

•	Joanna Barsh has served on the Board for nearly eight years, during which Genesco’s relative total shareholder return was negative 176%. Ms. Barsh is the current Chair of the Compensation Committee and has served as a member since 2015, which means she bears significant responsibility for a misaligned executive compensation structure that effectively rewarded management with unjustified increases in pay during periods of long-term stagnation and sustained underperformance. Ms. Barsh is also a member of the Nominating and Governance Committee, where she has failed to add any directors with retail experience to the Board until after Legion Partners’ nomination. We believe Ms. Barsh demonstrated a flagrant disregard for corporate democracy by helping facilitate the self-directed Board refresh that only increased interlocks among insiders. Finally, Ms. Barsh is a member of the ESG Subcommittee despite having no practical experience as an ESG or DEI practitioner. Though we respect her being a champion of these important initiatives, we do not believe that Ms. Barsh’s service on the subcommittee balances out her history of presiding over poor compensation and director appointment decisions.

•	Thurgood Marshall Jr. has served on the Board for nine years, during which Genesco’s relative total shareholder return was negative 258%. Mr. Marshall is a member of the Compensation Committee, where he has helped oversee an overly complicated executive compensation program that has paid increasing "performance" awards while operating results deteriorated. We find it especially troubling that Genesco named Mr. Marshall head of the ESG Subcommittee despite him having no experience as an ESG or DEI practitioner. It is also important to note ISS recommended against his re-election four years in a row because of material governance failures at another public company. We believe the head of this subcommittee must have a strong track record of implementing and overseeing meaningful programs in order to establish a robust ESG and DEI program at Genesco. We do not believe that Mr. Marshall is qualified to serve as the head of this subcommittee or on the Board.

Genesco’s incumbent directors, including 20-year tenured Lead Independent Director Matthew Diamond, have seemingly been asleep at the wheel while the Company suffers chronic underperformance, upholds a stale conglomerate structure with weak synergies and allows anti-shareholder governance to persist in the boardroom. We believe the Board’s attempt to convince shareholders it has a robust ESG program is too little too late, purely reactionary in nature and further evidence that the Board is more interested in preserving the status quo than driving long-term value for shareholders.

Genesco Lags Behind Retail Peers on Executing Meaningful ESG Programs and Industry Best Practices

When looking at the Company’s peers, we find that – much like its stale business strategy – Genesco has fallen behind industry standards when it comes to outlining and executing meaningful ESG and DEI initiatives. Genesco’s ESG Subcommittee was seemingly created with no articulated goals, targets or framework and its corporate website does not appear to contain any detailed information about the Company’s ESG principles or goals.

By contrast, many of Genesco’s peers – including Designer Brands Inc., Wolverine Worldwide Inc. and Shoe Carnival Inc. – have sections of their respective websites and proxy statements that inform stakeholders about ongoing ESG initiatives. Peers’ materials include details on reduced energy consumption in stores, existing recycling programs, charitable organization partnerships and concrete workplace diversity statistics. It is also worth noting that in recent years, an increasing number of companies have published supplemental sustainability reports, which examine the annual impact of their business on the environment and measure the tangible progress their programs have made. Deckers Brands Inc., Steven Madden, Ltd. and Foot Locker Inc. each published impact reports in recent years. Unsurprisingly, Genesco has never published any such report.

Based on conferring with our nominees and evaluating peers, we can confidently state that the most effective ESG frameworks contain specific goals, clearly stated reporting metrics and an actionable approach to hold management accountable to targets. To adhere to industry best practices, we believe Genesco needs to establish clear ESG and DEI priorities and then lay out a measurement framework to ensure stakeholders understand how the Company is tracking against its stated goals. We believe based on experience investing in other retailers with diverse stakeholder groups that taking the aforementioned steps can help make Genesco a stronger business and a more valuable entity over the long-term.

Our Nominees are Committed to Establishing a Formal ESG and DEI Framework, Transforming Executive Compensation Practices and Helping Improve Genesco’s Performance

If elected to the Board, you can trust that our slate – which is 75% female – would back up words with actions. A clear first step involves benchmarking just how far Genesco is behind its peers in this area and determining whether there is a particular leader in the organization that can take on the role of head of the ESG Subcommittee or whether a qualified, experienced executive should be hired externally. It is essential that Genesco has an executive leading this new program who not only has the requisite experience, but the bandwidth to initiate and own these important objectives. Establishing the right targets, outlining a phased approach and instituting a mechanism to evaluate progress in an organization can help ensure business success from top to bottom. Companies with robust ESG and DEI frameworks have been able to grow revenue, solidify customer loyalty and reach younger generations (as well as their parents who have purchasing power) to unlock new markets and opportunities.

It is for these reasons that we believe companies like Genesco can no longer convey vague commitments or share non-specific goals with employees, vendors, suppliers and investors alike. Building a stronger Genesco in 2021 and beyond is going to require that these areas are taken seriously, especially as Gen Z becomes the primary customers for Journeys and the Company’s other operating businesses.

Beyond ESG and DEI, our slate would also look to transform executive compensation programs to align pay with long-term value creation. We believe it is time to replace the Company’s opaque and unnecessarily complicated annual incentive program with straightforward metrics that tie a significant majority of long-term executive compensation to rigorous performance-based equity vesting. Additionally, we hope to simplify Genesco’s corporate structure and improve operations across the Company’s underperforming businesses.

Our nominees look forward to having the opportunity to usher Genesco into the modern era, which can ensure the Company has a positive impact on society and its stakeholders.

***

Please visit www.GCOForward.com to view important materials – including our recently issued investor presentation – and learn more about the Legion Partners’ Nominees.

If you have any questions or require assistance as you consider how to vote, please contact Legion Partners’ proxy solicitor Kingsdale Advisors at GCO@kingsdaleadvisors.com.

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors
Michael Fein / Lydia Mulyk, 646-651-1640
mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile
Charlotte Kiaie / Bela Kirpalani, 347-343-2999
ckiaie@profileadvisors.com / bkirpalani@profileadvisors.com

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Item 2: Also on June 24, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

Item 3: Also on June 24, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: